EXHIBIT 23.1


                             CONSENT OF ACCOUNTANTS


The Board of Directors and Shareholders
Gentle Dental Service Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333- 25315 and 333-25319) and in this Form 8-K/A of Gentle Dental Service Corporation of our report dated November 14, 1997, relating to the consolidated balance sheets of GMS Dental Group, Inc. and subsidiaries as of December 31, 1996 and September 30, 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from October 11, 1996 (inception) through December 31, 1996 and the nine-month period ended September 30, 1997, which report appears on page F-24 of the Registration Statement on Form SB-2 of Gentle Dental Service Corporation, Registration No. 333-44037 and is incorporated herein by reference.



                                       KPMG PEAT MARWICK LLP


Orange County, California
January 20, 1998